EXHIBIT 10.2

INDEPENDENT CONTRACTOR AGREEMENT

Contract made September 01, 2015, between Electro Rent Corporation of 6060 Sepulveda Blvd, Van Nuys, Los Angeles, California, here referred to as “Company”, and Craig Jones of 2021 Jamestown Way, Oxnard, California, here referred to as “Contractor”.
RECITALS

A.
Company owns and operates a technical equipment and test and measurement rent, lease, sell-new business at the address set forth above, and Company desires to have certain services performed at Company’s place of business or specified locations.

B.
Contractor was employed by the Company as its Chief Financial Officer until his voluntary retirement which was effective at the end of the business day on August 31, 2015 (the “Retirement Date”) and such Retirement Date also constituted the date of Contractor’s “separation from service” with the Company within the meaning of Internal Revenue Code Section 409A (“Section 409A”).

C.
Company and Contractor entered into a Separation Agreement and Release, which was effective September 1, 2015, that governed the termination of the employment relationship between the parties (the “Separation Agreement”).

D.
This Contract shall not modify, supersede or replace the terms and conditions of the Separation Agreement or the rights and obligations provided thereunder and this Contract (and the services to be provided hereunder) is not intended to alter the treatment of the Retirement Date as representing the date of Contractor’s separation from service with the Company.

E.	Contractor agrees to perform these services for Company under the terms and conditions set forth in this Contract.

In consideration of the mutual promises set forth in this Contract, it is agreed by and between Company and contractor:
1.Services. Contractor agrees to perform for Company the services listed in the Scope of Services section in Schedule A, attached hereto. Such services are hereinafter referred to as “Services.” It is understood that Contractor agrees to provide any work supplies needed. The Company shall pay for pre-approved reasonable business expenses in accordance with its Expense Policy for travel and lodging.

2.Invoicing. Company shall pay the amounts agreed to herein upon receipt of monthly invoices (within the first 15 days of each calendar month) which shall be sent by Contractor, and Company shall pay the amount of approved invoices to Contractor within 60 days after Company’s receipt of the applicable invoice.

3.Rate of Payment for Services. Company agrees to pay Contractor for Services in accordance with the schedule contained in Schedule B, attached hereto.

4.Relationship of parties. The parties intend that an independent contractor-employer relationship will be created by this Contract. Company is interested only in the results to be achieved and the conduct and control of the work will lie solely with Contractor. Contractor is not to be considered an agent or employee of Company for any purpose, and Contractor and any employees of Contractor are not entitled to any of the benefits that Company provides for Company’s employees. It is understood that Company does not agree to use Contractor exclusively. It is further understood that the Contractor agrees to not engage in any services with the Company’s competitors.

5.Confidential Information. Each party to this Contract shall not disclose to any non-party to the Contract, any confidential information. Confidential information/trade secrets may include, but are not limited to, marketing data, customer lists/contacts/information, sales notes, product pricing, prospects, financial or employee data or process technology which is not common knowledge in the test and measurement or rental industry.
Contractor hereby acknowledges that during the performance of this Contract, the Contractor may learn or receive confidential Company information and therefore Contractor hereby confirms that all such information relating to the Company’s business will be kept confidential by the Contractor.
6.Liability. The work to be performed under this Contract will be performed entirely at Contractor’s risk, and Contractor assumes all responsibility for the condition of personal tools and equipment used in the performance of this Contract. Contractor agrees to indemnify Company for any and all liability or loss arising in any way out of the performance of this Contract.

7.Disputes. Any disputes that arise between the parties with respect to the performance of this Contract shall be submitted to binding arbitration by the American Arbitration Association, to be determined and resolved by said Association under its rules and procedures in effect at the time of submission and the parties hereby agree to share equally in the costs of said arbitration.
The final arbitration decision shall be enforceable through the courts of the state of California. In the event that this arbitration provision is held unenforceable by any court of competent jurisdiction, then this Contract shall be as binding and enforceable as if this section were not a part hereof.
8.Taxes. Contractor shall be entirely responsible for any taxes or penalties imposed on the payments provided to Contractor under this Contract and also for any taxes or penalties assessed by reason of any claims that Contractor is an employee of Company and both parties specifically understand and agree that Contractor is not an employee of Company. To the maximum extent permitted, the Contract is intended to not constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A but in any event will be interpreted to comply with Section 409A. This Contract will be interpreted and construed to not violate Section 409A, although nothing herein will be construed as an entitlement to or guarantee of any particular tax treatment to Contractor. Each payment made pursuant to any provision of this Contract shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. While it is intended that all payments and benefits provided under this Contract to Contractor will be exempt from or comply with Section 409A, the Company makes no representation or covenant to ensure that the payments under this Contract are exempt from or compliant with Section 409A. The Company will have no liability to Contractor or any other person or entity if a payment or benefit under this Contract is challenged by any taxing authority or is ultimately determined not to be exempt or compliant.

9.Assignment. This Contract may not be assigned by Contractor. Except for the prohibition on assignment contained in the preceding sentence, this Contract shall be binding upon and inure to the benefits of the heirs, successors and assigns of the parties hereto.

10.Duration; Entire Agreement. Either party may cancel this Contract on three days’ written notice; otherwise, the Contract shall remain in force for a term of twelve (12) months from date. This Contract embodies and constitutes the entire understanding between the parties with respect to the subject matter contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are superseded by this Contract except as otherwise provided in the Separation Agreement. Neither this Contract nor any provisions hereof may be waived, modified, amended, discharged or terminated, except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. The terms of this Contract shall be deemed severable so that if any term should be found illegal or unenforceable, the remaining terms shall nevertheless continue in full force and effect.

11.Miscellaneous. The internal law, without regard to conflicts of laws principles, of the State of California will govern all questions concerning the construction, validity and interpretation of this Contract and the performance of the obligations imposed by this Contract. If a court of competent jurisdiction deems any provision of this Contract invalid, illegal or unenforceable, the parties hereto intend that such provision will, as to such jurisdiction solely, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting in any way the remaining provisions of this Contract in such jurisdiction or rendering any provision of this Contract invalid, illegal, or unenforceable in any other jurisdiction. This Contract may be executed by the parties in any number of counterparts (including via email with scan attachment or facsimile), which are defined as duplicate originals, all of which taken together will be construed as one document. All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth above (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage pre-paid). Except as otherwise provided in this Contract, a Notice is effective only (a) upon receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section 11.
In witness whereof, the parties have executed this Contract at Van Nuys, CA the day and year first above written.
FOR ELECTRO RENT CORPORATION:
/s/ Steve Markheim, COO

FOR CRAIG JONES:
/s/ Craig Jones

SCHEDULE A
SCOPE OF SERVICES
The work to be performed by Contractor includes all services generally performed by Contractor in Contractor’s usual line of business, including, but not limited to, the following:
a) Full consultation of transfer of knowledge to Electro Rent Corporation's Financial Department regarding prior duties as CFO of Electro Rent Corporation.

SCHEDULE B
RATE OF PAYMENT for SERVICES
Contractor shall be paid a fee of: $200 per hour for services performed under Schedule A. Contractor will not charge for any travel time. The maximum per day will not exceed $1,600.

AGREED TO ON September 1, 2015.

Electro Rent
/s/ Steve Markheim, COO	/s/ Craig Jones
Company	Contractor